UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )
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Inland Diversified Real Estate Trust, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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June 3, 2013
Dear Fellow Stockholder:

During the month of May, we released our first quarter financial results by filing our Form 10-Q. We had previously noted in correspondence that we expected significant financial momentum going into 2013, based on the large volume of property acquisitions completed in 2012. Our first quarter results, when compared to the first quarter in 2012, substantiate those projections. We had substantial increases in the metrics that our industry uses to measure performance, including Funds From Operations and Cash Flow from Operations. In addition, in the same period, we decreased the portfolio weighted average interest cost of debt to 4.16%. This positive confluence is the result of the foundational year we had in 2012, which not only included over $1 billion in acquisitions but also a capital raise in excess of $500 million. If you have not already read the Form 10-Q, please do so at www.inlanddiversified.com, as we believe you will find it to be very informative.

As of March 31, 2013, our property portfolio included the following profile:

•	134 retail, 4 office and 2 industrial properties collectively totaling approximately 12.4 million square feet

•	2 multi-family properties totaling 444 units

•	Properties located in 31 states

•	Average economic occupancy of approximately 97%

•	Total properties had a combined purchase price of approximately $2.2 billion
Inland Diversified Annual Stockholders' Meeting
Inland Diversified will hold its annual stockholders' meeting on Wednesday, June 12, 2013 at 10 AM CT. All stockholders of record as of March 29, 2013 should have received a proxy statement and we encourage you to vote your shares so that we will have a quorum to hold our annual stockholders' meeting. The meeting will take place at the Inland campus located in Oak Brook, Illinois. If you were a stockholder as of March 29, 2013 and have not received a proxy statement, please contact Investor Services at 800.826.8228.
We are pleased to enclose your check or account statement which includes information regarding your share of the 6% annualized distribution on a share purchase price of $10.00 paid to stockholders for record dates in May 2013. We are proud of our sponsor's 40+ years of integrity, and Inland Diversified's ongoing commitment not to pay any portion of your distribution out of offering proceeds.
We appreciate and thank you for your investment in Inland Diversified.
Sincerely,
INLAND DIVERSIFIED REAL ESTATE TRUST, INC.

Robert D. Parks	Barry L. Lazarus
Chairman of the Board	President and Chief Operating Officer
Enclosure
cc: Trustee
Broker Dealer
Financial Advisor